Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT

AND COMPREHENSIVE RELEASE AND WAIVER OF CLAIMS

This AGREEMENT, dated as of June 29, 2016, is between John B. Richards (the “Employee”) and The Joint Corp., a corporation organized pursuant to the laws of Delaware, (the Company).

WHEREAS, the Employee and the Company previously entered into or the Employee became a party to the following agreements:

•	An Employment Agreement entered into on or about October 23, 2015 (the “Employment Agreement”),

•	A Non-Competition and Non-Solicitation Agreement entered into in December 2013 (the “Non-Competition Agreement”),

•	A Restricted Stock Award executed by the Employee in January 2014 (the “Restricted Stock Award”), and

•	A Stock Option Agreement executed by the Employee on or about March 14, 2016 (the “Stock Option Agreement”), and

•	The Employment Agreement, the Non-Competition Agreement, the Restricted Stock Award, and the Stock Option Agreement shall be known collectively as the “Prior Agreements.”

WHEREAS, the Employee’s employment with the Company shall terminate at 12:01 a.m. on June 30, 2016 (the “Termination Date”) as a result of the Employee’s and Company’s mutual agreement to end the employment relationship; and

WHEREAS, the Employee has also tendered and the Company has accepted the Employee’s voluntary resignation as a member of the Company’s Board of Directors; and

WHEREAS, the parties hereto desire to set forth their mutual agreement concerning the terms and conditions of the termination of the employment of the Employee, including any rights of the Company and the Employee following the Employee’s termination of employment with the Company;

NOW, THEREFORE, in consideration of the respective agreements of the parties, and subject to the conditions set forth herein, the parties acknowledge and agree as follows:

1.	Mutual Nondisparagement. The Employee shall not make public statements or publish or make (under circumstances reasonably likely to result in such statement being published) any statement that adversely affects or otherwise maligns the business or reputation of the Company; any affiliate, subsidiary, or parent of the Company; or any of their respective products, services, employees, officers, or directors. The Company’s officers, directors, and senior managers (COO, Vice President of Operations, Director of IT, and Director of Human Resources) shall not make public statements or publish or make (under circumstances reasonably likely to result in such statement being published) any statement that adversely affects or otherwise maligns the business or reputation of the Employee. In the event the Company’s Director of Human Resources receives an inquiry regarding the Employee, the Company shall only provide the dates the Employee’s employment with the Company began and ended, the job position the Employee held during the Employee’s employment with the Company, and the fact that the employment relationship ended by mutual agreement. Notwithstanding the foregoing, nothing in this paragraph will limit any person from cooperating and answering questions truthfully under oath in any civil, criminal, governmental, or regulatory proceeding.

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2.	Return of Property & Confidentiality; Non-Competition. Within ten business days of the Effective Date (as defined below), the Employee shall return to the Company all of the Company’s property including that of its subsidiaries that is in the Employee’s possession, including, but not limited to, all electronic data, computer-related equipment, keys and other devices used to access the Company’s property, manuals, handbooks, and documents. The Company shall promptly return Employee’s personal property, personal effects and personal documents located in the Company’s offices. The Employee understands and agrees that the Confidentiality Agreement in Section 3 of the Non-Competition Agreement shall remain in full force and effect. Confidential Information as defined in Section 3 of that agreement includes information received in confidence by the Company from its franchisees, customers or suppliers or other third parties. Confidential Information includes such information in any form or format. The Company and the Employee acknowledge and agree that the Confidential Information constitutes valuable, special and unique property of the Company, and in some cases of customers and to which the Employee has had access on a confidential basis, and derives economic value because it is not generally known to the public or others who could benefit from its disclosure or use, or is otherwise required to be kept confidential. If disclosure of Confidential Information is sought of the Employee by a subpoena or judicial or administrative order, the Employee shall give the Company prompt notice thereof within five days of the Employee’s receipt of such subpoena or order, and the Company may resist by all legitimate means any attempt, of any kind whatever, to compel disclosure of Confidential Information. To the extent the Employee has any doubt, either now or in the future, as to whether information the Employee possesses is Confidential Information, the Employee will contact the Company for clarification before divulging or using such information. The Employee agrees that a breach of this provision of the Agreement will result in immediate, irreparable damage and harm to the Company and that the Company will be entitled to obtain immediate, temporary, preliminary and permanent injunctive relief to prevent the breach and also recover its reasonable attorneys’ fees and costs incurred seeking to or obtaining any remedy for Employee’s breach.[1]

Employee understands and agrees that, in addition to Section 3 of the Non-Competition Agreement, Sections 4, 5, 6, 7, 8, and 10 of the Non-Competition Agreement shall survive and be binding on him, and consistent with that the Employee and the Company hereby agree that as it relates to Section 4, the restrictive periods shall be those identified in clause (B) of each of the subsections of Section 4.

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[1] The federal Defend Trade Secrets Act of 2016 immunizes employees against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if the Employee discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if the Employee discloses a trade secret in either of these two circumstances: (1) the Employee discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a legal proceeding, the Employee discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

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3.	Release & Waiver of Claims. In consideration for the obligations set forth in this Agreement and for other valuable consideration, the sufficiency of which is hereby acknowledged, the Employee hereby promises to not sue and forever waives, releases and discharges the Company, its parents, subsidiaries, predecessors, successors, and assigns and the foregoing’s respective directors, officers, employees, agents, insurers, and attorneys (“Company Releasees”) from any and all charges, claims, demands, actions, causes of action, or suits at law or in equity, of whatsoever kind or nature, whether presently known or unknown, suspected or unsuspected, which the Employee may now have or may now or hereafter assert including, but not limited to, any and all claims relating to any omissions, acts, or events that have occurred until and including the date on which this Agreement becomes effective, including but not limited to, any and all claims relating to the Employee’s employment with the Company or the cessation of the Employee’s employment with the Company, whether now known or unknown, including but not limited to claims for discrimination or unequal pay or retaliation under local, state or federal law, including without limitation Title VII of the Civil Rights Act, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Workers’ Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act and the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), claims under any applicable state or local law relating to employment, claims for emotional distress or other damages, claims in tort or contract, claims under any applicable whistleblower law and any similar federal, state or local law, and claims for libel, slander, defamation, invasion of privacy, promissory estoppel, breach of any duty of good faith and fair dealing, and wrongful discharge in violation of public policy. The Employee waives all rights to assert a claim for relief available under any and all such laws, including but not limited to, claims for attorneys’ fees, damages, reinstatement, back pay, or injunctive or other equitable relief. The Employee and the Company acknowledge that the Employee’s waiver and release with respect to administrative charges under the above-referenced laws are effective only so as to waive and release the Employee’s right to recover monetary, personal or other relief against the Company and that this Agreement does not prevent or restrict the Employee’s ability or right to file administrative charges with, cooperate in any investigation by or provide information to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local administrative agency. Notwithstanding the foregoing, this release and waiver does not extend, limit, impair, affect, or discharge in any way any obligations incurred or specified under this Agreement; any vested rights in any Company-sponsored deferred savings plan, pension plan, or equity compensation plan (including but not limited to the Restricted Stock Award and the Stock Option Agreement) as of the time of the Separation Date; the Employee’s right to continue group health care coverage under COBRA; the right to receive workers’ compensation benefits for any work-related injuries (except the Employee represents that the Employee has not suffered or sustained any work-related injuries during the Employee’s employment with the Company, and that the Employee is currently able to work without limitation, either physical or mental, and is not currently suffering from any injury or disease caused by or in any way related to the Employee’s employment with the Company); unemployment insurance benefits; any claim that cannot be released or waived as a matter of law; any rights or claims that may arise after the date this Agreement becomes effective; any rights or claims that Employee may have in his capacity as a stockholder of the Company; or any right to indemnification and defense under any insurance policy or that Employee may have pursuant to the Company’s governing and organizational documents including, without limitation, its certificate of incorporation, bylaws, and indemnification agreements applicable to him as an officer or director.

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Employee acknowledges that the Company has paid the Employee all salary, wages, commissions, bonuses, vacation, and other compensation due to the Employee, if any, as of the date of the Employee’s execution of this Agreement, that the Company is not obligated to pay the Employee any amount of additional compensation pursuant to the Employment Agreement.

4.	Stock Options & Restricted Stock. If Employee signs (and does not revoke) this Agreement, he shall be entitled to receive the following benefits which, to the extent inconsistent with the Prior Agreements, shall supersede and replace the corresponding provisions of the Prior Agreements:

a.	Notwithstanding the terms of the Stock Option Agreement and notwithstanding the termination of Employee’s employment, one-quarter (25%) of the 80,000 “Option Shares” (as defined in the Stock Option Agreement) shall vest on each of the first four anniversaries of the “Grant Date” (as defined in the Stock Option Agreement), and the “Expiration Date” shall be May 13, 2020.

b.	Notwithstanding the terms of the Restricted Stock Award and notwithstanding the termination of Employee’s employment, the unvested 1,390 Grant “A” shares and the unvested 8,343 Grant “B” shares scheduled to vest during the month of July 2016 shall vest in July 2016 after which the total number of vested shares under the Restricted Stock Award shall be 285,067.

5.	Acknowledgments and Agreements. The Employee acknowledges and agrees that (a) the Employee freely and voluntarily entered into this Agreement, (b) before entering into this Agreement, the Employee was encouraged to consult an attorney of the Employee’s choice and the Employee had an opportunity and sufficient time to review this Agreement with the Employee’s attorney, (c) the Employee fully understands the terms of this Agreement, and (d) the Employee is receiving pursuant to this Agreement rights and consideration in addition to that to which the Employee is not already entitled.

6.	Review of Agreement. The Employee acknowledges further that, before entering into this Agreement, the Employee had at least twenty-one (21) days to review and consider this Agreement. The Employee further acknowledges that the Employee used as much or as little of the twenty-one (21) day period as the Employee desired before entering into this Agreement.

7.	Revocation. The Employee may revoke this Agreement within seven (7) days of the date of the Employee’s execution hereof, in which case this Agreement and all of the Employee’s rights under the Agreement shall be null and void. Revocation can be made by providing written notice (or electronic written) to the Company no later than the close of business on the eighth (8th) day after the date of the execution hereof. Employee acknowledges that this Agreement shall not become effective and the Company shall have no obligation under this Agreement unless and until the seven (7) day revocation period specified by this section expires without Employee’s having effectively revoked this Agreement. This Agreement shall become effective upon execution by both parties and the expiration of the seven (7) day revocation period described in this Section 9 (the “Effective Date”).

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8.	Warranties and Representations. The Employee warrants and represents that, to the best of his knowledge as of June 28, 2016, the Employee is not aware of any violations of any law by the Company or any of its affiliates, parents or subsidiaries or of conduct by the Company or any of its affiliates, parents or subsidiaries or any representative of the Company or any of its affiliates, parents or subsidiaries that could lead to liability under any law on the part of the Company or any other released party except those, if any, which the Employee has previously disclosed to the Company. The Employee further warrants and represents that the Employee has notified the Company of any matter which Employee has any reason to suspect may lead to future violations of law by the Company or any of its affiliates, parents or subsidiaries. The Employee further warrants and represents that neither the Employee nor a person or entity acting on the Employee’s behalf has initiated, reported, or filed any complaints or charges against the Company or any of its affiliates, parents or subsidiaries with any court, government agency or regulatory body and that the Employee has not assigned to any third party any claim against or involving the Company or any of its affiliates, parents or subsidiaries.

9.	Cooperation. Following the Effective Date, Employee shall cooperate with and assist the Company in any Proceeding in which the Company is involved and in which Employee may have information about or was involved. Such cooperation and assistance shall be provided at a time and manner mutually and reasonably agreeable to Employee and the Company, and shall include, but not be limited to, providing information, documents, and testimony, submitting to depositions, and generally cooperating to assist the Company. The Company agrees to reimburse Employee for the reasonable expenses associated with any travel and lodging associated with his cooperation under this Section. For purposes of this Agreement, “Proceeding” shall mean, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

10.	Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any provision of this Agreement is held unreasonable, unlawful, or unenforceable in any respect, such provision shall be interpreted, revised, or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

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11.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona without giving effect to the conflicts of law principles thereof.

12.	Miscellaneous. No provision of this Agreement may be modified or discharged unless such modification or discharge is agreed to in writing and signed by the Employee and the Company. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party to be charged therewith. No waiver by either party hereto at any time of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions at the same or at any prior or subsequent time. Except with respect to (i) the provisions of the Stock Option Agreement, the Restricted Stock Award, and the Non-Competition Agreement that pursuant to their terms survive the termination of the Employee’s employment with the Company; (ii) the Company’s governing documents such as bylaws and articles or certificates of incorporation; (iii) any indemnification and defense agreements applicable to officers and directors of the Company; and (iv) insurance policies of the Company Releasees, there are no agreements or representations, oral or otherwise, express or implied, that have been made by any party that are not expressly set forth in this Agreement, and except as excluded here, this Agreement supersedes and replaces any prior agreements, understandings, contracts, commitments between the Employee and the Company Releasees.

IN WITNESS WHEREOF, this Agreement has been executed and entered into by the parties hereto as of the date first written above.

THE JOINT CORP.

		By:	/s/ Richard A. Kerley
/s/ John B. Richards
John B. Richards		Its:	Lead Director

		Printed Name:	Richard A. Kerley

Date:	6/29/16	Date:	6/29/16

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